Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Shareholder of

Tigris Corp.

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-30254, No. 333-30408, No. 333-34860, No. 333-109897, and No. 333-112498), in the Registration Statement on Form S-4 (No. 333-38170), and in the Registration Statements on Form S-8 (No. 333-34222, No. 333-46016, No. 333-72143, No. 333-76326, No. 333-89305, and No. 333-112705) of Verticalnet, Inc. of our report dated March 8, 2004, with respect to the financial statements of Tigris Corp. and Subsidiary, as of December 31, 2003 and 2002, and for the years then ended, which report appears in the Form 8-K/A of Verticalnet, Inc. dated January 30, 2004.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

April 12, 2004